Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the ING Americas Savings Plan and ESOP of our reports dated April 13, 2007, with respect to the consolidated financial statements and schedules of ING Groep N.V., ING Groep N.V. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of ING Groep N.V., included in its Annual Report on Form 20-F for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Accountants

Amsterdam, The Netherlands

March 10, 2008